Exhibit 99(11)

July 7, 2008

Delafield Select Fund

c/o Natixis Funds Trust II

399 Boylston Street

Boston, Massachusetts 02116

Re:	Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to Delafield Select Fund (the “Acquiring Fund”), a series of Natixis Funds Trust II, a Massachusetts business trust (the “Trust”), in connection with the Registration Statement of the Trust on Form N-14 (the “Registration Statement”) being filed by the Trust today under the Securities Act of 1933, as amended (the “Act”), relating to the proposed acquisition by the Acquiring Fund of the assets and liabilities of Reich & Tang Concentrated Portfolio L.P. (the “Acquired Fund”), a Delaware limited partnership, and the issuance of Class Y shares of beneficial interest of the Acquiring Fund in connection therewith (the “Shares”), all in accordance with the terms of the Agreement and Plan of Reorganization by and between the Trust, on behalf of the Acquiring Fund, and the Acquired Fund (the “Agreement and Plan of Reorganization”), in substantially the same form included in the Registration Statement.

We have examined the Trust’s Fourth Amended and Restated Agreement and Declaration of Trust dated June 2, 2005, as amended to the date hereof (the “Agreement and Declaration of Trust”), on file in the office of the Secretary of the Commonwealth of Massachusetts, and the Trust’s Amended and Restated By-Laws dated June 2, 2005, as amended to the date hereof. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion.

We have assumed for purposes of this opinion that, prior to the date of the issuance of the Shares, (i) the partners of the Acquired Fund will have taken all action required of them for the approval of the Agreement and Plan of Reorganization and (ii) the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto.

Delafield Select Fund	- 2 -	July 7, 2008

Based upon the foregoing, we are of the opinion that:

1. The Trust is a duly organized and validly existing unincorporated association with transferable shares under the laws of the Commonwealth of Massachusetts and is authorized to issue an unlimited number of its shares of beneficial interest.

2. When issued in accordance with the Agreement and Plan of Reorganization, the Shares will be validly issued, fully paid and, except as set forth in the following paragraph, nonassessable by the Trust.

The Trust is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that a notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking made or issued by or on behalf of the Trust’s trustees, officers or otherwise. The Agreement and Declaration of Trust provides that in case any shareholder or former shareholder shall be held to be personally liable solely by reason of his or her being or having been a shareholder of the Trust or of a particular series or class and not because of his or her acts or omissions or for some other reason, the shareholder or former shareholder (or his or her heirs, executors, administrators or other legal representatives or, in the case of a corporation or other entity, its corporate or other general successor) shall be entitled out of the assets of the series (or attributable to the class) of which he or she is or was a shareholder to be held harmless from and indemnified against all loss and expense arising from such liability. Thus, the risk of a shareholder’s incurring financial loss on account of shareholder liability is limited to circumstances in which the particular series of which he or she is or was a shareholder would be unable to meet its obligations.

We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP